UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2017

NF Investment Corp.

(Exact name of registrant as specified in charter)

Maryland	No. 814-01004	61-1696304
(State or other jurisdiction of incorporation or registration)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Madison Avenue, 40th Floor, New York, NY		10022
(Address of principal executive offices)		(Zip Code)

(212) 813-4900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.01. Completion of Acquisition or Disposition of Assets

On June 9, 2017 (the “Closing Date”), pursuant to the Agreement and Plan of Merger, dated May 3, 2017 (the “Agreement”), by and between NF Investment Corp. (the “Company”) and TCG BDC, Inc. (“TCG BDC”), the Company merged with and into TCG BDC (the “Merger”), with TCG BDC as the surviving entity.

As of the effective time of the Merger, each share of common stock of the Company was converted into the right to receive a mixture of cash and shares of common stock of TCG BDC, par value $0.01 per share (the “Acquisition Shares”), in accordance with the elections of the stockholders of the Company (the “Elections”).

Based on the results of the Elections, the stockholders elected to receive in the aggregate 434,233 Acquisition Shares and approximately $145.6 million in cash. TCG BDC is using cash on hand to fund the cash payment.

The descriptions of the Merger and the Agreement in this report are qualified in their entirety by reference to the full text of the Agreement, which is included in the proxy statement filed by the Company on Schedule 14A in respect of the Merger on May 19, 2017 and is incorporated by reference herein.

Item 3.03. Material Modification to Rights of Security Holders

The information included under Item 2.01 above is incorporated by reference into this Item 3.03.

Item 5.01. Changes in Control of Registrant.

The information included under Item 2.01 above is incorporated by reference into this Item 5.01. As a result of the Merger, a change in control of the Company occurred.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As of the Closing Date, all of the current directors of the Company ceased to be directors of the Company or members of any board committees.

As of the Closing Date, each of the executive officers of the Company ceased to hold his or her respective position with the Company.

Item 5.07. Submission of Matters to a Vote of Security Holders

On June 6, 2017, the Company held its 2017 Annual Meeting of Stockholders (the “Annual Meeting”). The following three proposals were voted on at the Annual Meeting: (1) the election of John G. Nestor as a director, to serve for a three-year term and until his successor is duly elected and qualified or until his earlier death, resignation or removal; (2) the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and (3) the approval of the Agreement, pursuant to which the Company would merge with and into TCG BDC, with TCG BDC surviving the merger.

Stockholders of record at the close of business on May 3, 2017 were entitled to vote at the Annual Meeting. As of May 3, 2017, the record date, there were 8,156,316 shares of common stock outstanding and entitled to vote. 8,040,678 shares of common stock of the Company were present or represented at the meeting, constituting a quorum.

The final voting results for each of the proposals submitted to a vote of stockholders at the Annual Meeting are set forth below. Each proposal was approved by the requisite vote.

Proposal 1. The election of John G. Nestor as a director, to serve for a three-year term and until his successor is duly elected and qualified or until his earlier death, resignation or removal:

Director Nominee	For	Withhold
John G. Nestor	8,040,678	0

Proposal 2. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017:

For	Against	Abstain	Broker Non-Votes
8,040,678	0	0	0

Proposal 3. The approval of the Agreement and Plan of Merger between the Company and TCG BDC:

For	Against	Abstain	Broker Non-Votes
8,040,678	0	0	0

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and between TCG BDC, Inc. and NF Investment Corp., dated as of May 3, 2017 (incorporated by reference to Schedule 14A filed by the Company on May 19, 2017 (File No. 814-01004)).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NF Investment Corp.

By:	/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Chief Operating Officer

Date: June 12, 2017